UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 18, 2015

EPIC STORES CORP.

(Exact name of registrant as specified in its charter)

Nevada	333-186869	45-5355653
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

20805 North 19th Avenue, #2, Phoenix, AZ 85027

(Address of principal executive offices)

Registrant’s Telephone Number, including area code:  (855) 636-3742

Be At TV, Inc.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below).

[  ]  Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR240.13e-4(c)).

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

Effective August 18, 2015, we completed a merger with our wholly-owned subsidiary, Epic Stores Corp., a Nevada corporation, which was incorporated solely to effect a change in our name. As a result, we have changed our name from “Be At TV, Inc.” to “Epic Stores Corp.”

Also effective August 18, 2015, we effected a 1 to 2.4 reverse stock split of our authorized and issued and outstanding common stock. As a result, our authorized capital of common stock decreased from 1,650,000,000 shares of common stock with a par value of $0.0001 per share to 687,500,000 shares of common stock with a par value of $0.0001 per share and our previously outstanding 82,519,461 shares of common stock decreased to 34,383,109 shares of common stock outstanding.

Our authorized preferred stock was not affected by the reverse split of common stock and continues to be comprised of 10,000,000 shares of preferred stock having a par value of $0.0001 per share, of which no shares of preferred stock are currently outstanding.

Item 7.01 Regulation FD Disclosure

The name change and reverse split became effective with the Over-the-Counter Bulletin Board at opening for trading on August 18, 2015 under the stock symbol “BETVD”. The new symbol of “EPSC” will become effective on or about September 14, 2015 and our stock will commence trading under the new symbol at that time. Our new CUSIP number is 29428U 106.

Item 9.01 Financing Statements and Exhibits

(d) Exhibits

3.1 Articles of Merger dated effective August 18, 2015

3.2 Certificate of Change dated effective August 18, 2015

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EPIC STORES CORP.

/s/ Brian Davidson
President, Chief Executive Officer
Secretary, Treasurer and Director

Date: August 19, 2015

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